Yield Grade 3 should be the center of your target

Finding the Right
Yield Grade Endpoint

By Brian Bertelsen, VP, Field Operations
As cattle are fed longer, marbling fat is increasing, but so is external fat. So what is the ideal stopping point? What should your target Yield Grade (YG) be?

The table below shows a summary by Yield Grade of individual steer carcasses that were marketed on the USPB grid during delivery year 2013 at National Beef’s Kansas plants. Carcasses on a natural program and those fed Zilmax® were excluded.

As Yield Grade increases, so does carcass weight and the rate of increase is surprisingly consistent. In fact, on average, YG 5 carcasses were 30 pounds heavier than YG 4’s. The second largest incremental change, comparing YG 4 carcasses to YG 3’s was a 29 pound difference, so the rate of change in carcass weight certainly didn’t slow down as Yield Grade increased.

Of course, as Yield Grade increases, backfat increases and ribeye area decreases. YG 1’s are leaner and heavier muscled. YG 5’s are fatter and lighter muscled. The “actual minus required ribeye area” really changes as Yield Grade increases because carcass weight is increasing, but ribeye area is actually decreasing. Greater backfat, less ribeye area and greater carcass weight are all factors that cause the Yield Grade to be higher.

It is also interesting to note how many YG 4 and 5 carcasses were also discounted for being too heavy.

As Yield Grade increases, so does marbling score. Between the leaner grades, the incremental change is very substantial. Then, between the fatter grades, the rate of marbling begins to slow down. However, for YG 5 carcasses, the average marbling score is right in the middle of the Choice Quality Grade.

Since marbling is the main factor for determining Quality Grade, each of the quality grades increase as Yield Grade increases. The percentage of Choice and Prime carcasses begins to slow down first since the Choice grade spans three separate degrees of marbling. Total percentage of carcasses qualifying for either Certified Angus Beef® (CAB) or Black Canyon® Premium Reserve decreases because of the backfat and ribeye specifications for CAB.

YG 3 carcasses have the highest average price per cwt. This is the average of the actual prices paid on the USPB grid during delivery year 2013. However, Yield Grade 4’s have the highest total value per head. This is due to their Quality Grade and carcass weight. It is also important to note that some YG 4’s in our database were in lots that were below plant average and therefore had NO discount for being a YG 4.

The “take-home” message is that YG 3 should be the center of your target—your bull’s eye. That is the highest price per cwt. Other analysis has shown that USPB lots with higher percentage of YG 3’s had higher overall grid premium compared to selling on the cash, live market. So you want as many YG 3’s as possible. However, YG 4 carcasses are not that much of a lost opportunity, providing there is a significant increase in carcass weight and Quality Grade. And the data shows that to be true, on average.

...continued on page 2

Net income for quarter is higher than same period last year

Company Files
Third Quarter Results

U.S. Premium Beef has closed its third quarter of fiscal year 2013 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended September 28, 2013, USPB recorded net income of approximately $6.5 million compared to net income of $5.2 million for the same period in the prior fiscal year. The $1.4 million improvement was driven primarily by higher net income from National Beef and lower expenses at USPB.

For the year-to-date period, USPB recognized net income of approximately $5.4 million compared to net income of $5.9 million for the same period in the prior fiscal year. The $0.5 million reduction was driven primarily by the net of two items, lower net income from National Beef, which was partially offset by lower expenses at USPB.

For the first three quarters of fiscal year 2013, National Beef’s revenues were largely unchanged as compared to the same period in the prior year primarily due to slightly higher selling prices, but fewer cattle being processed. Margins for the first three quarters continued to be under pressure, due in part to the declining U.S. cattle herd.

National Beef’s profitability is impacted by the ratio of the USDA comprehensive boxed beef cutout to the USDA 5-area weekly average slaughter cattle price.

...continued on page 2

FY 2013 Annual Meeting To
Be Held on March 28, 2014

U.S. Premium Beef’s fiscal year 2013 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on March 28, 2014. A reception will be held on the evening of March 27 at the Airport Hilton.

There are three positions on USPB’s Board of Directors up for election. Mark Gardiner, Ashland, KS, Doug Laue, Council Grove, KS, and Joe Morgan, Scott City, KS, currently hold these positions. All three candidates have indicated they will seek re-election.

Unitholders who want information on becoming a candidate for USPB’s Board should contact the our office at 866-877-2525. Applications are due December 28, 2013.

Watch upcoming UPDATES for more information on the annual meeting. s

	YG 1	YG 2	YG 3	YG 4	YG 5
Carcass Weight, lbs.	830	850	876	905	935
Backfat, in.	0.26	0.40	0.55	0.74	0.98
Ribeye Area, sq. in.	16.21	14.66	13.56	12.66	11.82
Actual-Required REA	2.44	0.65	-0.77	-2.01	-3.21
Heavyweight, %	2.96	4.56	7.38	13.33	23.04
Marbling Score	381	434	485	525	554
Prime, %	0.17	1.39	4.57	9.86	15.02
Choice/Prime, %	34.28	65.71	85.24	92.34	94.69
Total Branded Beef, %	12.00	35.58	56.26	63.45	46.76
$/cwt.	$193.75	$197.94	$201.04	$196.98	$189.45
$/head	$1,609	$1,684	$1,762	$1,783	$1,770

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Finding the Right Yield Grade Endpoint...	continued from page 1

Our grid has been criticized for not paying enough premium for YG 1 or 2 carcasses. Admittedly, there is less waste fat. However, the data shows that the Quality Grade is just not there. Yield Grade 1’s and 2’s are collectively about 59% Choice and Prime. While this sounds pretty good, you have to remember that this is within the population of USPB cattle marketed on our grid. They are already above average for the industry. When you compare the Quality Grade of YG 1 and 2 carcasses to YG 3 and above, they fall short.

Another thing to focus on is the lost opportunity in falling short of the target: The difference between a YG 2 and a YG 3. It’s the smallest incremental change in the price per cwt. However, it’s the largest incremental jump in total dollars per head—an increase of $78 per head. (See Chart.) Sorting off YG 2’s to stay in the pen and be fed longer and marketed as a YG 3 can really add value.

The grid is telling you what type of cattle are needed: High Quality Grade. And, Quality Grade is maximized when good quality cattle are fed longer, to a higher Yield Grade. Today’s cattle certainly appear to have the genetics to continue growing. In the current market, a pound of carcass weight is worth over two dollars per head. With a higher Quality Grade, each added pound is worth even more. s

USPB Will Discontinue EID
Rebate Effective March 31, 2014

U.S. Premium Beef’s electronic identification (EID) eartag rebate policy is being discontinued effective with cattle delivered after March 31, 2014. “This policy was established in 1999 to encourage producers to use EID tags at a time when the technology was relatively new and the price of tags considerably higher,” explains CEO Stan Linville. “USPB will continue to provide individual animal carcass data at no charge as has always been the case.”

Producers who wish to receive the $1 per tag rebate on cattle delivered by March 31, 2014, must send grade detail reports from cattle with EID tags to USPB within 90 days from the delivery date. s

Company Files Third Quarter Results...	continued from page 1

The ratio during the first three quarters of fiscal year 2013 was largely unchanged from the same period in the prior year, which was the lowest for the corresponding periods during the past ten years. s

Did You Know...

✓If you have delivery year 2014 delivery rights you would like USPB to help you get leased to other producers, please call our office at 866-877-2525 to put them on our lease list.
✓USPB has posted a new video on our web site featuring Dr. Randall Spare, Ashland, KS, veterinarian and USPB unitholder discussing the importance of predictability in getting consistent results on USPB’s grids. USPB will put additional videos featuring Sam Hands, Garden City, KS, unitholder, on our web site in the coming weeks.

✓AgStockTrade.com has launched a mobile website which will communicate USPB Class A and Class B buy and sell offers on a real time basis. From your smart phone’s web browser, enter http://uspb.agstocktrade.com to access the mobile site and view trade activity. If you have questions about this application, call AgStockTrade.com at 800-859-3018. s

BENCHMARK PERFORMANCE DATA TABLE

Base Grid Cattle Harvested in KS Plants 10/06/13 to 11/02/13
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.07	64.57
Prime	2.30	4.83
CH & PR	72.38	83.71
CAB	22.64	31.88
BCP	18.46	19.88
Ungraded	1.15	0.97
Hard Bone	0.55	0.57
YG1	7.40	4.69
YG2	31.31	26.43
YG3	42.78	45.54
YG4	16.43	20.59
YG5	2.09	2.76
Light Weight	0.25	0.20
Heavy Weight	1.57	0.95
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$37.49	$60.96
Yield Benefit	$14.97	$30.20
Yield Grade	-$7.14	-$11.05
Out Weight	-$2.47	-$1.55
Natural	$2.65	$6.32
Total Premium	$45.50	$84.88